Exhibit 99.1

New President Autoliv Europe

(Stockholm, July 18, 2008) --- Autoliv Inc. (NYSE: ALV), the worldwide leader in automotive safety, has appointed Mr. Günter Brenner President of Autoliv Europe and Executive Vice President. He is currently Vice President & General Manager, Global Occupant Safety Systems of TRW. He succeeds Mr. Benoît Marsaud, age 56, who will leave Autoliv to pursue other options. Consequently, Mr. Marsaud will also resign from his position of Chief Operating Officer.

Mr. Brenner, age 44, has pursued a very successful career within TRW, starting in 1990 as a manufacturing engineer for seatbelts and airbags in Altdorf, Germany. In 1997, he was promoted Head Engineer of European Seatbelt Manufacturing and, in 1998, General Manager for TRW’s airbag plant in Bergheim, Austria. In 2001, he was named General Manager & Technical Director of TRW’s Occupant Restraint Systems in Altdorf, Germany. The following year he was named Vice President Operations and Lead Executive with responsibility for TRW’s pan-European Occupant Safety Business. During his five years in this position, sales doubled to $3 billion, including an acquisition in 2005 that added $0.5 billion. The global business that Mr. Brenner currently oversees has a turnover of $4.7 billion and 27,000 employees in 15 countries. He holds a Bachelors Degree in Industrial Engineering.

Mr. Marsaud joined Autoliv in 1980. He became Vice President Manufacturing of Autoliv in 1992, Chief Operating Officer in September 2006 and President Autoliv Europe in April 2007.

 “I want to thank Benoît Marsaud for his contributions to Autoliv during many years, and especially for his support and loyalty during the CEO-transition last year ”, Mr. Jan Carlson said. “He has been very influential, for instance, in building our lean manufacturing system, the Autoliv Production System APS, and I want to wish him all the best in the future.”

Mr. Carlson also said: “I am proud and delighted to welcome Günter Brenner to our company, whose impressive career and results have been noted in our industry. I am confident he will have a major positive impact on our business and continue deliver excellent results.”

Mr. Marsaud will leave his positions in Autoliv, effective July 31, 2008, but continue to manage selected projects reporting to  the Autoliv CEO. Mr. Brenner will assume his new position on January 1, 2009. Awaiting the arrival of Mr. Brenner, Mr. Jan Carlson will be acting President of Autoliv Europe.

Inquiries:
Mr. Jan Carlson, President and CEO. +468-587 20 656

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